Exhibit 3.16

AGREEMENT OF LIMITED PARTNERSHIP

OF

ECLIPSE RESOURCES MARKETING, LP

This Agreement of Limited Partnership of Eclipse Resources Marketing, LP, a Delaware limited partnership (the “Partnership”), dated as of January 7, 2015 (this “Agreement”), is made and entered into by and among Eclipse GP, LLC, a Delaware limited liability company, as general partner (the “General Partner”), and Eclipse Resources Corporation, a Delaware corporation, as the sole limited partner (the “Limited Partner”). The General Partner and the Limited Partner are sometimes referred to collectively herein as the “Partners.”

AGREEMENT:

NOW, THEREFORE in consideration of the mutual covenants and agreements contained herein, the Partners do hereby agree as follows:

Section 1 Formation. The Partnership has been formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (as amended, the “Partnership Act”). The Partners agree that the rights and obligations of the Partners from and after the date hereof with respect to the Partnership will be determined in accordance with the terms and provisions of this Agreement and, except where the Partnership Act provides that such rights and obligations specified in the Partnership Act shall apply “unless otherwise provided in a partnership agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Partnership Act.

Section 2 Name. The name of the Partnership is “Eclipse Resources Marketing, LP.”

Section 3 Purpose. The Partnership is organized to transact any or all lawful business for which limited partnerships may be organized under the Partnership Act.

Section 4 Registered Office. The registered office of the Partnership in the State of Delaware is as set forth in the Certificate of Limited Partnership filed with the Secretary of State of Delaware on January 7, 2015 (the “Certificate”), or such other office as designated by the General Partner.

Section 5 Registered Agent. The registered agent of the Partnership is set forth in the Certificate, or such other person as designated by the General Partner.

Section 6 Principal Office. The address of the principal office of the Partnership is 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, or such other location determined by the General Partner.

Section 7 Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner

Eclipse GP, LLC

c/o Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Attention: Christopher K. Hulburt

Limited Partner

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Attention: Christopher K. Hulburt

Section 8 Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

Section 9 Election of Officers; Delegation of Authority. The General Partner may, from time to time, designate one or more officers with such titles as may be designated by the General Partner to act in the name of the Partnership with such authority as may be delegated to such officers by the General Partner. Any such officer shall act pursuant to such delegated authority until such officer is removed by the General Partner. Any action taken by an officer designated by the General Partner pursuant to authority delegated to such officer shall constitute the act of and serve to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her. The individuals serving as officers of the Partnership immediately prior to the adoption of this Agreement shall continue to serve as such and with the same responsibilities until otherwise determined by the General Partner.

Section 10 Term. The Partnership commenced business on the date of the original filing of the Certificate. The Partnership shall dissolve, and its affairs shall be wound up, at such earlier time as (a) all of the Partners of the Partnership approve in writing, (b) the Partnership sells or otherwise disposes of its interest in all or substantially all of its property, (c) an event of withdrawal of the General Partner has occurred under the Partnership Act, or (d) an entry of a decree of judicial dissolution has occurred under the Partnership Act.

Section 11 Capital Contributions. With the approval of the General Partner, the Partners may make capital contributions to the Partnership from time to time, but shall be obligated to do so only if, when, and to the extent they agree in writing to do so.

Section 12 Tax Status; Income and Deductions. It is the intention of the Partnership and the Partners that the Partnership be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Partnership nor the Partners shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Partnership’s tax status as a disregarded entity. All items of income, gain, loss, deduction and credit of the Partnership (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Limited Partner.

Section 13 Distributions. At the time determined by the General Partner, the General Partner shall cause the Partnership to distribute any cash held by it which is not reasonably necessary for the operation of the Partnership. Cash available for distribution shall be distributed to the Limited Partner.

Section 14 Assignments. No Partner may assign all or any part of its interest in the Partnership without the consent of the other Partners.

Section 15 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

Section 16 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given to the addressee Partner in person or at the address recited below such Partner’s name in Section 7, or at any other address of which such Partner has given written notice to the General Partner.

Section 17 Successors and Assigns. This Agreement, and all of the terms, provisions and conditions hereof, shall be binding upon and shall inure to the benefit of the Partners, and their respective legal representatives, heirs, successors and assigns.

Section 18 Entire Agreement. This Agreement contains the entire agreement among the Partners relating to the subject matter hereof and all prior agreements relative thereto that are not contained herein are terminated. Amendments hereto shall be effective only if contained in a written instrument duly executed by all Partners.

Section 19 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which shall constitute but one instrument. A signature page to this Agreement or any other document prepared in connection with the transactions contemplated hereby which contains a copy of a Partner’s signature and which is sent by such Partner or its agent with the apparent intention (as reasonably evidenced by the actions of such Partner or its agent) that it constitute such Partner’s execution and delivery of this Agreement or such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such Partner had executed and delivered an original of this Agreement or such other document. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the Partner’s intent or the effectiveness of such signature.

Section 20 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the masculine, feminine or neuter gender shall include all other genders.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement as of the date first written above.

GENERAL PARTNER:

ECLIPSE GP, LLC
a Delaware limited liability company

By:	Eclipse Resources Corporation,
sole managing member of Eclipse GP, LLC

By:	/s/ Christopher K. Hulburt
Name: Christopher K. Hulburt
Title: Executive Vice President, Secretary and General Counsel

LIMITED PARTNER:

ECLIPSE RESOURCES CORPORATION,
a Delaware corporation

By:	/s/ Christopher K. Hulburt
Name: Christopher K. Hulburt
Title: Executive Vice President, Secretary and General Counsel

[Signature Page to Limited Partnership Agreement of Eclipse Resources Marketing, LP]